Exhibit 4.1

AMENDMENT NO. 1 TO SECTION 382 TAX BENEFITS PRESERVATION PLAN

This AMENDMENT NO. 1 TO SECTION 382 TAX BENEFITS PRESERVATION PLAN, dated as of October 15, 2019 (this “Amendment”), is made and entered into by and between Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Section 382 Tax Benefits Preservation Plan, dated as of January 8, 2018 (the “Tax Benefits Preservation Plan”);

WHEREAS, the Board of Directors (the “Board”) of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Tax Benefits Preservation Plan as set forth in this Amendment;

WHEREAS, pursuant to Section 26 of the Tax Benefits Preservation Plan, prior to the Close of Business (as defined in the Tax Benefits Preservation Plan) on the tenth (10th) calendar day after the Stock Acquisition Date (as defined in the Tax Benefits Preservation Plan), and except as otherwise provided in such Section, the Company may, by action of the Board, from time to time, in its sole discretion, and the Rights Agent will, if the Company so directs, supplement or amend any provision of the Tax Benefits Preservation Plan in any respect in accordance with the provisions of such Section;

WHEREAS, as of the date hereof, a Stock Acquisition Date (as defined in the Tax Benefits Preservation Plan) has not occurred;

WHEREAS, pursuant to the terms of the Tax Benefits Preservation Plan and in accordance with Section 26 thereof, the Company has directed that the Tax Benefits Preservation Plan be amended to advance the Final Expiration Date to October 17, 2019 and as otherwise set forth in this Amendment;

WHEREAS, by the execution and delivery of this Amendment, the Company directs the Rights Agent to execute this Amendment; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Tax Benefits Preservation Plan and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Definitions.  Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Tax Benefits Preservation Plan.

2.     Amendment to Definition of Final Expiration Date.  The definition of “Final Expiration Date” set forth in Section 1(t) of the Tax Benefits Preservation Plan is hereby amended and restated in its entirety as follows: ““Final Expiration Date” shall mean the Close of Business on October 17, 2019.”

3.     Amendment to Section 7(a). Section 7(a) of the Tax Benefits Preservation Plan is hereby amended to add the following sentence at the end of such Section: “Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.”

4.     Amendments to Exhibits.  Consistent with the amendment to Section 1(t) of the Tax Benefits Preservation Plan as set forth in Section 2 above, Exhibit B and Exhibit C to the Tax Benefits Preservation Plan are hereby amended to replace the original Final Expiration Date of “January 8, 2021” with the accelerated Final Expiration Date of “October 17, 2019”, in each place where “January 8, 2021” appears.

5.     Amendment Only.  This Amendment is only an agreement amending and modifying certain provisions of the Tax Benefits Preservation Plan.  Except to the extent expressly amended herein, all of the provisions of the Tax Benefits Preservation Plan shall continue in full force and effect without any amendment or modification.

6.     Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered, and is, in compliance with the terms of Section 26 of the Tax Benefits Preservation Plan and directs the Rights Agent to execute this Amendment.

7.     Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Tax Benefits Preservation Plan, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.     Governing Law.  This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction; provided, however, that all provisions of this Amendment regarding the rights, duties and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be made and performed entirely within such State, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

9.     Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

10.     Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

11.     Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by electronic mail or facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

12.     Effectiveness.  This Amendment shall be deemed effective as of the date first written above and all references to the term “Agreement” as used in the Tax Benefits Preservation Plan shall, from and after such time, be deemed to be references to the Tax Benefits Preservation Plan as amended hereby.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 1 to the Section 382 Tax Benefits Preservation Plan to be executed and delivered by its respective duly authorized officers or representatives as of the day and year first written above.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	Leonard A. Steinberg
Name:	Leonard A. Steinberg
Title:	SVP

COMPUTERSHARE TRUST COMPANY, N.A., AS RIGHTS AGENT

By:	John H. Ruocco
Name:	John H. Ruocco
Title:	VP and Manager

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